CONTACT:	John Hyre, Investor Relations
Commercial Vehicle Group, Inc.
(614) 289-5157

FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES THIRD QUARTER

2011 RESULTS

NEW ALBANY, OHIO, October 26, 2011 – Commercial Vehicle Group, Inc. (Nasdaq: CVGI) today reported revenues of $216.9 million for the third quarter of 2011, up 43.7% compared to $151.0 million for the prior-year period. Operating income for the third quarter was $13.5 million compared to $5.1 million for the third quarter of 2010. Net income was $7.4 million for the third quarter, or $0.26 per diluted share, compared to $1.1 million, or $0.04 per diluted share in the prior-year quarter. Diluted shares outstanding for the quarter were 28.2 million compared to 28.1 million for the prior-year period.

“Our third quarter marks our highest revenue and operating income levels since the fourth quarter of 2006 and our tenth consecutive quarter of operating income improvement, when excluding impairment and restructuring charges. We are very pleased with our performance and the improvements we made to address industry wide cost increases,” said Mervin Dunn, President and Chief Executive Officer of Commercial Vehicle Group. “With our strong financial structure and liquidity position, we remain heavily focused on seeking opportunities that fit our long-term strategic goals of growth and diversification,” added Mr. Dunn.

The Company did not have any outstanding borrowings under its asset-based revolver at September 30, 2011 and, as a result, was not subject to any financial maintenance covenants. The Company does not expect to trigger the requirement to comply with financial maintenance covenants in 2011. In addition, the Company had approximately $85.3 million of cash on its balance sheet at September 30, 2011 with an additional $36.8 million of availability under its asset-based revolver.

“Sequentially, when compared to the second quarter of this year, our revenues increased $10.1 million and operating income increased $2.2 million, which represents a 22% contribution margin. We are very pleased with our results considering the incremental costs from recent industry ramp-ups and costs related to our expansion plans in Mexico and China,” said Chad M. Utrup, Chief Financial Officer of Commercial Vehicle Group. “Not only have we seen continued improvement in our revenues and operating earnings, our diluted earnings per share of 26 cents marks the highest reported level since the fourth quarter of 2006,” added Mr. Utrup.

The Company estimates 2011 North American Class 8 truck production levels in the range of 250 thousand to 255 thousand units.

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A conference call to discuss the contents of this press release is scheduled for Thursday, October 27, 2011, at 10:00 a.m. ET. To participate, dial (888) 680-0892 using access code 44193366. You can pre-register for the conference call and receive your pin number at:

https://www.theconferencingservice.com/prereg/key.process?key=P37397BRU

This call is being webcast by Thomson/CCBN and can be accessed at Commercial Vehicle Group’s Web site at www.cvgrp.com.

A replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (888) 286-8010 using access code 85364481.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture market and the specialty and military transportation markets. The Company’s products include suspension seat systems, interior trim systems, such as instrument and door panels, headliners, cabinetry, molded products and floor systems, cab structures and components, mirrors, wiper systems, electronic wiring harness assemblies and controls and switches specifically designed for applications in commercial vehicle cabs. The Company is headquartered in New Albany, OH with operations throughout North America, Europe and Asia. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to the Company’s financial covenant compliance, improving operating efficiencies, the Company’s strategic goals, North American class 8 truck production levels, the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company’s ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck market; (v) the impact of changes in governmental regulations on the Company’s customers or on its business; (vi) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (vii) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; and (viii) various other risks as outlined under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal year ending December 31, 2010 and under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUES	$216,909	$150,950	$606,194	$439,706
COST OF REVENUES	187,087	131,086	523,980	385,194

Gross Profit	29,822	19,864	82,214	54,512
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	16,210	14,533	48,427	41,412
AMORTIZATION EXPENSE	65	60	255	180
RESTRUCTURING COSTS	—	162	542	1,572

Operating Income	13,547	5,109	32,990	11,348
OTHER INCOME	(13)	(1,061)	(10)	(3,801)
INTEREST EXPENSE	5,345	4,418	14,391	12,839
LOSS ON EARLY EXTINGUISHMENT OF DEBT	—	—	7,448	—

Income Before Provision (Benefit) for Income Taxes	8,215	1,752	11,161	2,310
PROVISION (BENEFIT ) FOR INCOME TAXES	839	610	2,677	(201)

NET INCOME	$7,376	$1,142	$8,484	$2,511

INCOME PER COMMON SHARE:
Basic	$0.27	$0.04	$0.31	$0.10

Diluted	$0.26	$0.04	$0.30	$0.09

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	27,768	27,340	27,767	25,770

Diluted	28,152	28,087	28,187	26,584

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	September 30,	December 31,
	2011	2010
	(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$85,318	$42,591
Accounts receivable, net	138,007	91,101
Inventories, net	71,784	66,622
Other current assets	8,989	11,109

Total current assets	304,098	211,423

PROPERTY, PLANT AND EQUIPMENT, net	73,021	59,321
INTANGIBLE ASSETS, net	7,360	3,848
OTHER ASSETS, net	16,314	11,615

TOTAL ASSETS	$400,793	$286,207

LIABILITIES AND STOCKHOLDERS’ INVESTMENT (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$77,767	$61,216
Accrued liabilities	40,003	34,130

Total current liabilities	117,770	95,346

LONG-TERM DEBT	250,000	164,987
PENSION AND OTHER POST-RETIREMENT BENEFITS	21,011	23,343
OTHER LONG-TERM LIABILITIES	2,485	2,643

Total liabilities	391,266	286,319

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ INVESTMENT (DEFICIT):
Common stock, $0.01 par value per share; 60,000,000 shares authorized; 27,767,657 and 27,756,759 shares issued and outstanding	280	280
Treasury stock purchased from employees; 285,208 shares	(2,851)	(2,851)
Additional paid-in capital	218,043	215,491
Retained loss	(184,875)	(193,359)
Accumulated other comprehensive loss	(21,070)	(19,673)

Total stockholders’ investment (deficit)	9,527	(112)

TOTAL LIABILITIES AND STOCKHOLDERS’ INVESTMENT (DEFICIT)	$400,793	$286,207

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